Exhibit 99.1

Service Corporation International to Present at Merrill Lynch Equity Investor Conference

HOUSTON, Dec. 2 /PRNewswire-FirstCall/ — Service Corporation International (NYSE: SRV) will make a presentation at the Merrill Lynch Health Services Equity Conference held in New York, New York at 9:15 a.m. (Eastern) on Wednesday, December 3, 2003. The presentation slides and live audio webcast will be available through the Investor Relations section of the Company’s website at http://www.sci-corp.com/InvestorPres.html . An audio replay of the webcast will be available through Wednesday, December 17, 2003. The presentation slides will be archived for a period of ninety days.

During the presentation Tom Ryan, President and Chief Operating Officer, will outline key elements of the Company’s new management structure that is now based on a major market and middle market concept. Mr. Ryan will also discuss relevant factors that highlight the sustainability of the Company’s operating and free cash flow including the following:

—	In the near term, improvements in the organizational structure, new information systems and outsourcing programs along with reductions in interest expense are expected to offset negative impacts related to the substitution of trust for bonding preneed contracts in Florida and the loss of operating and free cash flow as a result of the potential joint venture of its French business.

+	Improvements in organizational structure, new information systems and outsourcing programs	$25-$35M
+	Interest expense reduction	$10-$15M
-	Move from bonding to trust for preneed contracts in Florida	[$15-$20M]
-	Joint venture of France	[$15-$25M]

—	Over the long term, reduced payments related to noncompete and/or consulting agreements as well as further reductions in interest expense will help mitigate the impact of becoming a federal income tax payer. Currently, the Company does not pay federal income taxes due to significant loss carry forwards. Based on these tax loss carry forwards, the Company believes that it will not pay federal income taxes until the years 2006 or 2007.

In early 2004, the Company plans to discuss in greater detail its outlook for fiscal year 2004.

Free Cash Flow

The Company defines free cash flow as cash flows from operating activities (adjusted for certain unusual items) less maintenance capital expenditures (which are expenditures for capital improvements deemed reasonably necessary to maintain its facilities in a condition consistent with Company standards). Management believes that free cash flow provides useful information to investors regarding its financial condition and liquidity as well as its ability to generate cash for purposes such as reducing debt, expanding its business through strategic investments and repurchasing stock or paying dividends (subject to restrictions in its debt agreements). In the Company’s definition, free cash flow is not reduced by capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property inventory or the construction of funeral home facilities on Company-owned cemeteries.

While management believes free cash flow, as defined, is helpful in managing its business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above or as more fully described in our Form 10-Q. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the data provided in the Consolidated Statement of Cash Flows.

Cautionary Statement on Forward-Looking Statements

The statements in this press release and in the presentation made at the Merrill Lynch Health Services Conference that are not historical facts are forward-looking statements made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “may,” “anticipate,” “forecast,” “predict” and words of similar meaning that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many important factors could cause the Company’s actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results of the Company to differ materially from those in forward-looking statements include, among others, the Company’s ability to successfully joint venture its French business; its ability to successfully implement its plan to reduce costs associated with structure changes, new information systems and outsourcing programs; and the outcome of pending Internal Revenue Service audits and future tax deductions resulting from potential asset sales. For further information on these and other risks and uncertainties, see the Company’s Securities and Exchange Commission filings, including the Company’s 2002 Annual Report on Form 10-K. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

Service Corporation International, headquartered in Houston, Texas, is the world’s largest funeral and cemetery company. The Company has an extensive network of providers, including 2,236 funeral service locations, 429 cemeteries and 190 crematoria providing funeral and cemetery services in 8 countries as of September 30, 2003. For more information about Service Corporation International, please visit our website at www.sci-corp.com .

For additional information contact:

Investors:	Debbie Young - Director of Investor Relations (713) 525-9088

Media:	Terry Hemeyer - Managing Director / Corporate Communications (713) 525-5497

SOURCE	Service Corporation International
-0-                                      12/02/2003
/CONTACT: investors, Debbie Young, Director of Investor Relations,
+1-713-525-9088, or media, Terry Hemeyer, Managing Director-Corporate Communications,
+1-713-525-5497, both of Service Corporation International/
/Web site: http://www.sci-corp.com http://www.sci-corp.com/InvestorPres.html / (SRV)

CO:	Service Corporation International; Merrill Lynch
ST:	Texas, New York
IN:	FIN
SU:	CCA MAV